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INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Nevada Power Company on Form S-4 of our report dated February 28, 2003 appearing in the Annual Report on Form 10-K of Nevada Power Company for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


Deloitte & Touche LLP


Reno, Nevada
February 17, 2004